UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018

Strategic Storage Trust IV, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-55928

Maryland	81-2847976
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.01.Completion of Acquisition or Disposition of Assets.

As reported earlier, on April 18, 2018, a subsidiary of Strategic Storage Trust IV, Inc. (the “Registrant”) entered into a purchase and sale agreement with unaffiliated third parties for the acquisition of a portfolio of seven self storage facilities located in the State of Texas (the “Houston Portfolio”). On October 10, 2018, the Registrant closed on the purchase of six of the seven self storage facilities in the Houston Portfolio for a purchase price of approximately $51.5 million, plus closing and acquisition costs, which was funded with a combination of proceeds from the Registrant’s public offering, an assumption of an existing loan with an outstanding principal amount of approximately $2.3 million, which is secured by a deed of trust on the Katy property listed in the table below, and a drawdown of $40 million under the Registrant’s existing credit facility with KeyBank National Association (“KeyBank”), which is described in Item 2.03 below (the “KeyBank Credit Facility”). These six self storage facilities consist of approximately 3,600 storage units, which includes RV spaces, and approximately 483,000 net rentable square feet of storage space.

A summary of the six self storage facilities acquired in the Houston Portfolio is as follows:

Property	Address	Purchase Price	Approx. Sq. Ft. (net)	Approx. Units
The Woodlands #1	7474 Gosling Road, The Woodlands, Texas, 77382	$9,900,000	61,900	560
Katy	23250 Westheimer Parkway, Katy, Texas, 77494	9,200,000	59,200	570
Humble	20535 W. Lake Houston Pkwy, Humble, Texas 77346	7,400,000	116,100	670
The Woodlands #2	3750 FM 1488, The Woodlands, Texas 77384	10,000,000	83,700	610
College Station	3101 Texas Avenue S., College Station, Texas 77845	7,300,000	71,900	600
Cypress	27236 U.S. Highway 290, Cypress, Texas 77433	7,700,000	90,100	580
TOTAL		$51,500,000	482,900	3,590

As reported earlier, we expect to close on the seventh property in the Houston Portfolio (located at 8415 Queenston Blvd, Houston, Texas 77095) in the fourth quarter of 2018. Whether we close on the seventh property is subject to satisfactory completion of agreed upon closing conditions and other matters, such as the assumption or defeasance of an existing loan encumbering the property.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, under the terms of a credit agreement (the “Credit Agreement”) with KeyBank, we, through various special purpose entities (the “Borrower”), previously borrowed $17 million. We had the ability to borrow up to a maximum of $70 million under the KeyBank Credit Facility, subject to certain financial covenants and requirements with respect to both the Borrower and the “Pool” of “Mortgaged Properties” (as each term is defined in the Credit Agreement). In connection with the closing described in Item 2.01, above, we added the five unencumbered properties from the Houston Portfolio, as well as our property located in Naples, Florida that we acquired on August 1, 2018, to the Pool of Mortgaged Properties, which allowed us to draw an additional $40 million under the KeyBank Credit Facility.

Item 7.01.Regulation FD Disclosure.

The Registrant issued a press release announcing the acquisition of six self storage facilities in the Houston Portfolio. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.Financial Statements and Exhibits.

(a)	Financial statements of real estate acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before December 26, 2018 by amendment to this Form 8-K.

(b)	Pro forma financial statements.

See paragraph (a) above.

(d)Exhibits.

99.1Press Release dated October 16, 2018

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust IV, Inc.

Date:  October 16, 2018By:/s/ Matt F. Lopez

Matt F. Lopez

Chief Financial Officer and Treasurer